Exhibit 99.1

2111 N. Franklin Dr.    211 Third Street
Washington, PA 15301    Elkins, WV 26241
www.communitybank.tv    www.citizenswv.com

CB FINANCIAL SERVICES, INC. ANNOUNCES SALE OF TWO WEST VIRGINIA BRANCHES TO CITIZENS BANK OF WEST VIRGINIA, INC.

Washington, PA, and Elkins, WV – June 10, 2021. CB Financial Services, Inc. (the “Company”) (NASDAQ: CBFV), the holding company for Community Bank, announced today that it and Community Bank have entered into a Purchase and Assumption Agreement to sell two West Virginia branches. The Company and Community Bank have agreed to sell their Buckhannon and New Martinsville branches to Citizens Bank of West Virginia, Inc. (“Citizens”), the bank subsidiary of Citizens Financial Corp. (OTC: CIWV), headquartered in Elkins, WV.

The sale of these branch locations is a continuation of the branch optimization strategy outlined by the Company in February 2021, and allows for Community Bank to focus on its core markets surrounding Southwestern Pennsylvania as well as advance efficiency throughout the organization. Of the Company’s entire branch network, these two locations were geographically the furthest from the Company’s headquarters. Following the closing of this transaction, and the consolidation of six additional branches previously announced, the Company will operate 14 locations in its branch network in southwestern Pennsylvania and West Virginia.

Pursuant to the terms of the Purchase and Assumption Agreement, Citizens has agreed to assume certain deposit liabilities and to acquire certain loans, as well as cash, real property, personal property and other fixed assets associated with the two branches.

The deposit and loan balances at the branch locations as of May 31, 2021 were approximately $101.9 million, and $6.3 million, respectively. Citizens will pay a 5% deposit premium on the total deposits transferred. Subject to obtaining the necessary regulatory approvals, the pending sale is expected to close in the fourth quarter of 2021 and is expected to result in a gain on sale. Customers of these branches will receive additional information regarding the transaction in the coming months.

Management Commentary
John H. Montgomery, President and Chief Executive Officer of the Company and Community Bank, stated, “We are pleased to announce an agreement that represents a win for Community Bank, Citizens, and our customers in those surrounding communities. These West Virginia branches are much closer to Citizens’ headquarters and centralized operations. This transaction allows our Company to focus our growth on our core markets. In addition, we remain focused on increasing efficiency and investing in digital marketing and technology enhancements. We see this as an important step in our optimization efforts as we seek to improve overall profitability and deliver peer-leading returns to the Company’s shareholders."

Nathaniel S. Bonnell, President and Chief Executive Officer of Citizens Bank of West Virginia stated, “Citizens’ purchase of these branches provides an outstanding opportunity for us to increase our presence and commitment in the Buckhannon market as well as expand our footprint into New Martinsville. This acquisition is strategically beneficial to both Citizens and Community, and we are excited to welcome these West Virginia clients into the Citizens family.”

Luse Gorman, PC is serving as legal counsel to Community Bank, and D.A. Davidson & Co. is serving as financial advisor. Jackson Kelly PLLC is serving as legal counsel to Citizens, and Ategra Capital Management, LLC is serving as financial advisor.

Exhibit 99.1
About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates its branch network in southwestern Pennsylvania, West Virginia, and Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

About Citizens Financial Corp.
Citizens Financial Corp. (OTC: CIWV) is the bank holding company of Citizens Bank of West Virginia, Inc. with assets of $340 million and headquartered in Elkins, WV. From five office locations in North Central West Virginia, the bank provides integrated financial services including retail and commercial banking, wealth management, and mortgage services. Citizens Bank was recently ranked 64th in the May 2021 issue of American Banker’s Top 200 Publicly Traded Community Banks and Thrifts in the United States.

For more information on Citizens Financial Corp or Citizens Bank of West Virginia, Inc., visit us online at www.citizenswv.com.

Forward Looking Statements
This press release contains certain forward-looking statements about the purchase and assumption agreement. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in closing of the purchase and assumption agreement, changes in the interest rate environment, changes in the market price of the Company’s common stock, changes in the general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and Community Bank, changes in the securities markets, and other factors disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

Company Contact:
John H. Montgomery
President and Chief Executive Officer
Phone: (724) 225-2400

Company Investor Relations:
Adam Prior, Senior Vice President
The Equity Group Inc.
Phone: (212) 836-9606
Email: aprior@equityny.com

Citizens’ Contact:
Nathaniel S. Bonnell
President and Chief Executive Officer
Phone: (304) 636-4095
Email: nbonnell@citizenswv.com
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